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                                                                 Exhibit 10.40.1


                   M0DIFICATION TO LOAN & SECURITY AGREEMENT

     This First Modification to Loan & Security Agreement (Accounts and Inventory) (this "Modification") is entered into by and between SSE Telecom, Inc. ("Borrower") and Comerica Bank--California ("Bank") as of this 14th day of August 1998, at San Jose, California.

                                    RECITALS

     A. Bank and Borrower have previously entered into or are concurrently herewith entering into a Loan & Security Agreement (the "Agreement") (Accounts and Inventory) dated October 21, 1997.

     B. Borrower has requested, and Bank has agreed, to modify the Agreement as set forth below.

                                   AGREEMENT

     For good and valuable consideration, the parties agree as set forth below:

     Incorporation by Reference. The Agreement as modified hereby and the Recitals are incorporated herein by this reference.

SECTION 1.5  "Borrowing Base" as used in this Agreement means the sum of: (1)
              seventy five percent (75.00%) of the net amount of Eligible Accounts after deducting therefrom all payments, adjustments and credits applicable thereto ("Accounts Receivable Borrowing Base");
              (2) the amount, if any, of the advances against Inventory agreed to be made pursuant to any Inventory Rider ("Inventory Borrowing Base"), or other rider, amendment or modification to this Agreement, that may now or hereafter be entered into by Bank and Borrower.

SECTION 2.1 Upon the request of Borrower, made at any time and from time to time during the term hereof, and so long as no Event of Default has occurred, Bank shall lend to Borrower an amount equal to the Borrowing Base; provided, however, that in no event shall Bank be obligated to make advances to Borrower under this Section 2.1 whenever the Daily Balance exceeds, at any time, either the Borrowing Base or the sum of Three Million and 00/100 Dollars




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              ($3,000,000.00), such amount being referred to herein as an
              "Overadvance".

SECTION 2.2 Except as hereinbelow provided, the Credit shall bear interest, on the Daily Balance owing, at a rate of One and One Quarter (1.25%) percentage points per annum above the Base Rate (the "Rate"). The Credit shall bear interest, from and after the occurrence of an Event of Default and without constituting a waiver of any such Event of Default, on the Daily Balance owing, at a rate three (3) percentage points per annum above the Rate. All interest chargeable under this Agreement that is based upon a per annum calculation shall be computed on the basis of a three hundred sixty (360) day year for actual days elapsed.

              The Base Rate as of the date of this Agreement is Eight and a One Half percent (8.50%) per annum. In the event that the Base Rate announced is, from time to time hereafter, changed, adjustment in the Rate shall be made and based on the Base Rate in effect on the date of such change. The Rate, as adjusted, shall apply to the Credit until the Base Rate is adjusted again. The minimum interest payable by the Borrower under this Agreement shall in no event be less than n/a per month. All interest payable by Borrower under the Credit shall be due and payable on the first day of each calendar month during the term of this Agreement and Bank may, at its option, elect to treat such interest and any and all Bank Expenses as advances under the Credit, which amounts shall thereupon constitute Obligations and shall thereafter accrue interest at the rate applicable to the Credit under the terms of the Agreement.

SECTION 6.16

              (c) In addition to the financial statements requested above, the Borrower agrees to provide Bank with the following schedules:

                    Accounts Receivable Agings on a monthly basis within 15 days of month end;
                    Accounts Payable Agings on a monthly basis within 15 days of month end;
                    Borrowing Base Certificates on a monthly basis



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                    within 15 days of month end;
                    Inventory Report on a monthly basis
                    within 15 days of month end;
                    10Q reports on a quarterly basis within
                    45 days of quarter end.
                    10K reports within 90 days of fiscal year end. Copies of all SEC filings

SECTION 6.17

          (b) A Tangible Net Worth in an amount not less than $12,000,000.00 to increase to $14,000,000.00 on August 31, 1998 and by 75% of quarterly profits and 100% of new equity. Monitored monthly.

          (d) A quick ratio of cash plus securities plus Receivables to Current Liabilities of not less than 0.40:1.00 steps up to 0.6:1.00 on August 31, 1998 and to 0.70:1.00 on December 31, 1998. Monitored monthly.

          (e) A ratio of Total Liabilities (less debt subordinated to Bank) to Tangible Effective Net Worth of less than 1.50:1.00, decreasing to 1.00:1.00 on October 31, 1998. Measured monthly.

          (f) A ratio of Cash Flow to Fixed Charges of not less than 1.50:1.00, measured quarterly, beginning the quarter ending March 31, 1999 applies to term loan only.

          (g) Net Income after taxes of greater than ($2,400,000.00) for quarter ending September 30, 1998 and greater than ($1,500,000.00) for the quarter ending December 31, 1998.

          (l)  Annual Accounts Receivable and CED audits

          (m) Without Bank's prior written approval Borrower will not: Pledge assets other than to Bank except for purchase money transactions (leases);
               Enter into direct borrowing or guaranties except for normal trade credit;
               Enter into any merger or acquisitions;
               Declare or pay any cash dividends
               Repurchase stock
               Invest more than an additional $250,000.00 a month in Media 4 through September 1998.

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     Legal Effect. Except as specifically set forth in this Modification, all of the terms and conditions of the Agreement remain in full force and effect.

     Integration. This is an integrated Modification and supersedes all prior negotiations and agreements regarding the subject matter hereof. All amendments hereto must be in writing and signed by the parties.

     IN WITNESS WHEREOF, the parties have agreed as of the date first set forth above.


                                        COMERICA BANK-CALIFORNIA
                                        By: /s/ Alan Jepsen
                                           -------------------------------------
                                           Alan Jepsen
                                           Vice President

                                        SSE TELECOM, INC.
                                        By: /s/ R.I. Kinsch
                                           -------------------------------------
                                        Its: Chief Financial Officer
                                            ------------------------------------



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